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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION

     For the Nine Months Ended September 30, 2001 and 2000
                 (In thousands, except ratios)

                                          Nine Months  Nine Months
                                             2001         2000
                                           ---------    ---------
Loss from continuing operations before
  income taxes and extraordinary charge    $ (6,935)    $(30,238)

Add:  Fixed Charges                           9,317       11,935
                                           --------     --------

Adjusted income (loss) before income
  taxes and extraordinary charge           $  2,382     $(18,303)
                                           ========     ========

Fixed charges:
  Preferred stock dividends                $  6,038     $  6,038
  Income tax effect on preferred
    stock dividends                             - -          - -
  Interest portion of rentals                   - -           84
  Total interest costs                        3,279        5,813
                                           --------     --------

Total fixed charges                        $  9,317     $ 11,935
                                           ========     ========

Fixed Charge Ratio                              (a)          (a)

Inadequate coverage                        $  6,935     $ 30,238
                                           ========     ========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                $ 14,932     $ 14,027
  DD&A(b) (corporate)                           203          213
  Reduction in carrying value of mining
    properties                                  - -        9,072
  Provision for closed operations and
    environmental matters                     1,223        4,020
                                           --------     --------

                                           $ 16,358     $ 27,332
                                           ========     ========


(a)Earnings for period are inadequate to cover fixed charges.
(b)"DD&A" is an abbreviation for "depreciation, depletion and amortization."
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